Exhibit 10.1

Mitch Barns

February 20, 2014

Mr. J. Jackson

Dear Jamere,

I am delighted to offer you the position of Chief Financial Officer. In this role, you will be based in our Wilton office, reporting to me. Your hire date will be March 10, 2014.

Your annualized base salary will be $700,000, payable in biweekly installments. In addition to your base salary, you will participate in our Annual Incentive Plan with an annual target in 2014 of $700,000. A portion of this award is paid in cash (75%) with the remaining portion (25%) paid in restricted stock units (RSUs).  The RSUs will vest automatically in two equal annual installments, provided you are an employee on the vesting date.

As a member of Nielsen’s senior management team, you will be eligible to participate in discretionary Long Term Incentive (LTI) awards.

The Compensation Committee of the Board of Directors has approved a grant of performance restricted stock units (PRSUs), having a value of approximately $925,000 under our Long Term Performance Plan (LTPP). The grant will be executed on your hire date of March 10, 2014. The PRSUs will be earned based on the company achieving relative TSR and Free Cash Flow performance targets over the three-year period commencing January 1, 2014.

Additionally, the Compensation Committee has approved a grant of RSUs, having a value of $3,750,000, to compensate you for the loss of unvested equity at your prior employer. The grant will be executed on your hire date of March 10, 2014. The RSUs will vest in four equal annual installments commencing on the first anniversary of your hire date, provided you are an employee on the vesting date.

To compensate you for the loss of your earned SERP benefit at your prior employer the Compensation Committee has approved a lump sum cash payment of $1,300,000 to be paid as soon as reasonably practicable after your hire date. Should you resign (except "for good reason"), or be terminated "for cause", you will be required to repay the award in full if employment ends within first year, or 50% if employment ends in the second year of employment. Further, an additional payment of $1,300,000 will be made to you in four equal annual installments of $325,000 commencing on the first anniversary of your hire date. If you resign (except for “good reason”), or are terminated “for cause” within one year of receiving an installment, you will be required to repay the installment in full. (The definition of “good reason” and “cause” is included in the addendum to this letter).

In October 2014, we will recommend to the Compensation Committee that you are awarded an equity grant consisting of restricted stock units (RSUs) and stock options having a combined value of approximately $925,000. Stock options and RSUs automatically vest in 4 equal annual installments commencing on the first anniversary of the grant date provided you are an employee on the vesting date.

As a senior executive at Nielsen you are expected to accumulate and maintain a meaningful level of stock ownership in the Company. The value of your stock ownership guideline is 3x your annual salary. The guideline shares will be determined using the closing price of a Nielsen share on your hire date. A summary of our stock ownership guideline is included in the addendum to this offer letter.

To assist you in your relocation to Connecticut you will be provided with a comprehensive relocation package including but not limited to home sale, temporary living, and movement of household goods.

As a Nielsen employee, you will be eligible for all benefits currently offered to members of the Nielsen senior management team as of your first day of employment. An enrollment kit will be mailed to you within approximately two weeks following your start date and must be completed within 31 days of receipt of the enrollment kit.

If you do not receive your enrollment kit, please contact the Fidelity Benefits Service Center (1-800-500-2363). You will also be eligible to participate in our retirement savings plan, and for three weeks of vacation annually (which accrues throughout the year).

While it is our sincere hope that our relationship will be a long and mutually beneficial one, your employment by Nielsen is at-will, which means either you or the company may voluntarily terminate your employment at any time. In the event your employment is terminated involuntarily (except in cases deemed to be "for cause") or voluntarily "for good reason", you will be entitled to a salary continuation benefit of twelve months' base salary, to be paid in the normal payroll cycle following the termination date, plus health benefits continuation for the twelve months with premiums deducted from your severance on an after-tax basis.

This offer is conditional upon the following:

1.	Successful completion of a background check including prior employment and education verification. You will also be required to sign a Confidentiality Agreement as a condition of employment.
2.

Your completion of the Employment Eligibility Verification Form I-9.  The Immigration Reform and Control Act of 1985 requires employers to verify that all employees are legally authorized to work in the United States.

3.

Signed return of necessary documents listed on the form to establish your identity and employment eligibility. This form, and other new hire paperwork will be sent to you upon accepting this offer and should be submitted on your first day of employment.

4.	Signed copy of attached non-compete agreement.

Jamere, on behalf of the entire Nielsen team, I am thrilled to welcome you to our organization. I look forward to working together as you build a rewarding career and we create long term value at Nielsen.

Sincerely,

Mitch Barns

Accepted:

Jamere Jackson	Date:

ADDENDUM TO OFFER LETTER DATED FEBRUARY 20, 2014

“Cause” shall mean “Cause” as such term may be defined in any employment, change in control or severance agreement between the Participant and the Company or any of its Subsidiaries (the “Employment Agreement”), or, if there is no such Employment Agreement or if no such term is defined therein, “Cause” shall mean: (i) the Participant’s willful misconduct with regard to the Company or any of its Subsidiaries; (ii) the Participant is indicted for, convicted of, or pleads nolo contendere to, a felony, a misdemeanor involving moral turpitude, or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (iii) the Participant’s conduct involving the use of illegal drugs in the workplace; (iv) the Participant’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure; and/or (v) the Participant’s breach of any agreement with the Company or any Subsidiary which continues beyond ten (10) days after written demand for substantial performance is delivered to the Participant by the Company (to the extent that, in the reasonable judgment of the Committee (or its designee), such breach can be cured by the Participant.

“Good Reason” shall mean, without the Participant’s consent, (i) a reduction in the Participant’s annual rate of base salary (excluding any reduction in the Participant’s base salary that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in the Participant’s rate of base salary is not greater than fifteen percent (15%) of such rate of base salary); (ii) the material diminution of the Participant’s position due to the Company’s removal of the Participant from the Global Band in which he was employed immediately prior to such removal, to a position within a Global Band that is lower in rank than such prior Global Band; or (iii) the relocation by the Company or any of its Subsidiaries of the Participant’s primary place of employment with the Company or any of its Subsidiaries to a location more than fifty (50) miles outside of the Participant’s principal place of employment immediately prior to such relocation (which shall not be deemed to occur due to a requirement that the Participant travel in connection with the performance of his or her duties); in any case of the foregoing, that remains uncured after ten (10) business days after the Participant has provided the Company written notice that the Participant believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within thirty (30) business days after such event has first occurred.

Share Ownership Guidelines Summary

•	Eligible shares include shares owned directly, jointly, beneficially owned held indirectly, shares held in 401k
•	Ineligible shares include stock options and shares pledged for loans
•

There is no set time period to attain the guideline but until the guideline is attained, executive is restricted from selling shares (with the exception of shares used to cover income tax liability on vesting RSUs and on option exercise and hold transactions)

•	Guidelines are set using a multiple of base salary (3x) for Section 16 Officers
•	Guideline shares are calculated for new hires using the closing price of a Nielsen share on the hire date
•	Once guideline is met, there is no reset of the guideline unless the executive crosses a threshold (due to position or salary). 3x base salary is the maximum threshold below the level of the CEO.
•	Executive is to produce an annual statement or certification of share ownership
•	Compensation Committee may waive application of guidelines in event of financial hardship